Exhibit 4.1

NUMBER		SHARES
CERT.9999	Incorporated under the laws of Delaware	*******9,000,000,000*******
COMMON STOCK
CUSIP 999999ZZ9
THIS CERTIFIES THAT	* SPECIMEN *

Is The Owner of	* NINE BILLION AND 00/100 *

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF

ClearSign Technologies Corporation

transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by the Transfer Agent and registered bythe Registrar.

Dated:           JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:

VSTOCK TRANSFER, LLC

Transfer Agent and Registrar

	Secretary & CFO	President & CEO

By:
AUTHORIZED SIGNATURE